AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 31, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WABCO HOLDINGS INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	20-8481962
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Centennial Ave, P.O. Box 6820

Piscataway, NJ 08855-6820

(Address of Principal Executive Offices)

WABCO Holdings Inc. Deferred Compensation Plan

(Full title of the plan)

Mr. Jacques Esculier

Chief Executive Officer

WABCO Holdings Inc.

One Centennial Ave, P.O. Box 6820

Piscataway, NJ 08855-6820

32-2-663-9-800

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Mr. Thomas P. Conaghan, Esq.

McDermott Will & Emery LLP

600 Thirteenth Street, N.W.

Washington, D.C. 20005

(202) 756-8161

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.01 per share (2) (3)
Deferred Compensation Obligations (4)
	$5,000,000		$5,000,000	$197

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Represents shares of common stock issuable under the WABCO Holdings Inc. Deferred Compensation Plan (the “Plan”) and, pursuant to Rule 416(a) under the Securities Act, an indeterminate amount of additional shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, reorganization or any other similar transaction that affects the stock such that an adjustment is appropriate in order to prevent dilution of the rights of participants under the Plan.
(3)	Includes preferred stock purchase rights which initially attach to and trade with the shares of common stock being registered hereby. Value attributable to such rights, if any, is reflected in the market price of the common stock.
(4)	The Deferred Compensation Obligations being registered represent general unsecured obligations of WABCO Holdings Inc. to pay deferred compensation in the future in accordance with the terms of the Plan, as it may hereafter be amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information required in this Part I will be delivered to the participants in the WABCO Holdings Inc. Deferred Compensation Plan (the “Plan”), as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by WABCO Holdings Inc. (the “Company”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	The registrant’s Registration Statement on Form 10, as amended (File No. 001-33332), originally filed on February 26, 2007 under the Exchange Act;

(b)	The Quarterly Reports on Form 10-Q for the quarters ended June 30, 2007 and September 30, 2007;

(c)	Form 8-Ks filed on July 18, 2007, July 20, 2007, August 2, 2007, September 5, 2007 and October 24, 2007, except for those items included in each Form 8-K that were expressly “furnished” and not “filed” as indicated in the Form 8-K; and

(d)	The description of the registrant’s Common Stock contained under the heading “Description of Capital Stock” contained in the Information Statement filed as Exhibit 99.1 to the Form 8-K filed on July 20, 2007, including any amendment or report filed for the purpose of updating such description.

All documents the registrant subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

The following is a brief description of the material features of the Plan. Such description is qualified in its entirety by reference to the full text of the Plan, which is incorporated by reference into this Registration Statement. The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and will be interpreted in a manner intended to comply with Section 409A.

This Registration Statement covers the registration of Deferred Compensation Obligations (as defined below) to be offered under the Plan to the management and highly compensated employees of the Company and its subsidiaries and members of the Company’s Board of Directors. As the Plan’s administrator, the Compensation, Nominating and Governance Committee has the discretion to designate who may participate in the Plan.

Subject to the terms and conditions set forth in the Plan and other conditions that the administrator of the Plan may determine, each Participant may elect to defer up to 50% of his base pay and all or a portion of his awards under the Company’s Annual Incentive Plan, awards under the Company’s Long Term Incentive Compensation Plan, director’s fees and retainers and other such amounts specified under the Plan, collectively referred to as “Compensation”. The amount of Compensation to be deferred by each participant is based on elections made by the participant in accordance with the terms of the Plan. The minimum amount of Compensation a participant may defer each year is $5,000. The Company may, in its discretion, contribute additional amounts, either as a matching contribution or discretionary contribution, as the Company deems appropriate.

The Company’s obligations to pay the participant’s deferred Compensation in the Plan, upon separation from service, disability or in such other circumstances specified under the Plan are referred to as the “Deferred Compensation Obligations.” The Deferred Compensation Obligations are general unsecured obligations of the Company to pay the deferred Compensation in the future in accordance with the terms of the Plan from the general assets of the Company. The Company’s obligation to pay such deferred Compensation at a later date is not guaranteed and is subject to the Company’s ability to pay.

Each participant must select between the Interest Account and Stock Account into which to defer, in whole or in part, his Compensation. Compensation deferred into the Interest Account earns interest on an annual basis at the rate of interest determined by the Plan’s administrator. Compensation deferred into the Stock Account shall be invested in a number of notional shares of the Company’s Common Stock at the average of high and low prices per share as reported on the date of contribution. The amount of the Deferred Compensation Obligations payable to each participant will increase or decrease based on the investment returns of the chosen type of account. A participant’s selection of the type of account, the allocation of deferred Compensation to such account and the crediting and debiting of amounts to a participant’s account under the Plan are not to be construed as an actual investment made on his or her account in any such account or any investment made on his or her behalf by the Company.

All Compensation deferred by the participant into the Plan and any matching contributions made by the Company will be fully vested at all times. Any discretionary contributions by the Company may be subject to a vesting schedule, as determined by the Plan administrator, but will become fully vested upon the occurrence of a change of control, death or disability. However, the Plan is an unfunded deferred compensation plan and thus amounts credited to participants’ accounts under the Plan remain part of the general assets of the Company and will be subject to the claims of the Company’s general creditors.

Each participant may elect to receive distributions from the Plan (i) while still employed with the Company or serving as a director, (ii) upon separation from service from the Company or (iii) in the event of a disability. Distributions commence between one to five years following separation of service or disability. Participants may elect to receive annual installments over a number of years less than 10 years or in the form of a lump sum. The Company’s obligation to pay deferred compensation to a participant will be in cash, if the participant elected to defer his Compensation into the Interest Account, or shares of the Company’s Common Stock at the discretion of the Plan’s administrator, if the participant elected to defer his Compensation into the Stock Account. Participants may also petition for early distributions without a penalty in the event of hardship.

The Plan’s administrator has full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all actions in connection therewith or in relation thereto as it deems necessary or advisable.

The Board of Directors of the Company reserves the right to amend, terminate, or discontinue the Plan, provided that no such action will adversely affect a participant’s rights under the Plan with respect to the amounts credited to his or her account under the Plan. Upon termination of the Plan, any amounts credited to the account of a participant will be distributed in full to such participant in accordance with the terms of Plan.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Set forth below is a description of certain provisions of the Company’s Amended and Restated Articles of Incorporation and Delaware law, as such provisions relate to the indemnification of the Company’s directors and officers. This description is intended only as a summary and is qualified in its entirety by reference to the Company’s Amended and Restated Articles of Incorporation and Delaware law.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation – a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

The Company’s Amended and Restated Certificate of Incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was a director or officer of the Company, or by reason of the fact that the director or officer is or was serving, at the Company’s request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. The Company will indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in the Company’s best interests and, with respect to any criminal proceeding, had no reason to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to the Company. Any amendment of this provision will not reduce the Company’s indemnification obligations relating to actions taken before an amendment.

The Company has obtained policies that insure the Company’s directors and officers and those of the Company’s subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on the Company’s behalf, may also pay amounts for which the Company has granted indemnification to the directors or officers.

The Company has entered into indemnification agreements with its directors and its executive officers. The indemnification agreements supplement the existing indemnification provisions currently contained in the Company’s Amended and Restated Articles of Incorporation and Amended and Restated By-Laws. Along with the Company’s Amended and Restated Articles of Incorporation and Amended and Restated By-Laws, the Agreements generally provide that the Company will, in certain circumstances, indemnify the applicable indemnitee to the fullest extent permitted by applicable law, providing for the payment of expenses (including attorneys’ fees), losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by such indemnitee or on such indemnitee’s behalf in connection with any proceeding in any way connected with, resulting from or relating to such indemnitee’s service as an officer or director of the Company, as applicable. Each indemnification agreement also provides for the advancement of expenses to an indemnitee in connection with a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an appeal from any such proceeding).

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Certain of the following exhibits, designated with an asterisk (*), are filed herewith as a part of this Registration Statement. The exhibits not so designated have been previously filed by the registrant with the Commission and are incorporated herein by reference to the documents indicated in brackets, following the descriptions of such exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation (previously filed as Exhibit 3.1 in the Company’s Form 8-K (File No. 001-33332), filed on July 18, 2007 and herein incorporated by reference).

3.2	Amended and Restated By-Laws of WABCO Holdings Inc. (previously filed as Exhibit 3.2 in the Company’s Form 8-K (File No. 001-33332), filed on July 18, 2007 and herein incorporated by reference).

4.1	Rights Agreement between WABCO Holdings Inc. and The Bank of New York, dated as of July 16, 2007 (previously filed as Exhibit 4.1 in the Company’s Form 8-K (File No. 001-33332), filed on July 18, 2007 and herein incorporated by reference).

4.2	Certificate of Designation of Junior Participating Cumulative Preferred Stock (previously filed as Exhibit 4 in the Company’s Form 8-K (File No. 001-33332), filed on July 18, 2007 and herein incorporated by reference).

5.1	Opinion of McDermott Will & Emery LLP.*

10.1	WABCO Holdings Inc. Deferred Compensation Plan.*

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

ITEM 9.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida, on January 31, 2008.

Date: January 31, 2008	WABCO HOLDINGS INC.

	By:	/s/ Jacques Esculier
	Name:	Jacques Esculier
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below authorizes Pascale Rahman or Ulrich Michel, or either of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-8 and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jacques Esculier Jacques Esculier	Chief Executive Officer and Director (Principal Executive Officer)	January 31, 2008

/s/ Ulrich Michel Ulrich Michel	Vice President and Chief Financial Officer (Principal Financial Officer)	January 31, 2008

/s/ Todd Weinblatt Todd Weinblatt	Controller (Principal Accounting Officer)	January 31, 2008

/S/ James F. Hardymon James F. Hardymon	Chairman of the Board of Directors	January 31, 2008

/s/ G. Peter D’Aloia G. Peter D’Aloia	Director	January 31, 2008

/s/ John F. Fiedler John F. Fiedler	Director	January 31, 2008

/s/ Dr. Juergen Gromer Dr. Juergen Gromer	Director	January 31, 2008

/s/ Kenneth J. Martin Kenneth J. Martin	Director	January 31, 2008

/s/ Michael T. Smith Michael T. Smith	Director	January 31, 2008

/s/ Donald J. Stebbins Donald J. Stebbins	Director	January 31, 2008

EXHIBIT INDEX

Certain of the following exhibits, designated with an asterisk (*), are filed herewith as a part of this Registration Statement. The exhibits not so designated have been previously filed by the registrant with the Commission and are incorporated herein by reference to the documents indicated in brackets, following the descriptions of such exhibits.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation (previously filed as Exhibit 3.1 in the Company’s Form 8-K (File No. 001-33332), filed on July 18, 2007 and herein incorporated by reference).

3.2	Amended and Restated By-Laws of WABCO Holdings Inc. (previously filed as Exhibit 3.2 in the Company’s Form 8-K (File No. 001-33332), filed on July 18, 2007 and herein incorporated by reference).

4.1	Rights Agreement between WABCO Holdings Inc. and The Bank of New York, dated as of July 16, 2007 (previously filed as Exhibit 4.1 in the Company’s Form 8-K (File No. 001-33332), filed on July 18, 2007 and herein incorporated by reference).

4.2	Certificate of Designation of Junior Participating Cumulative Preferred Stock (previously filed as Exhibit 4 in the Company’s Form 8-K (File No. 001-33332), filed on July 18, 2007 and herein incorporated by reference).

5.1	Opinion of McDermott Will & Emery LLP.*

10.1	WABCO Holdings Inc. Deferred Compensation Plan.*

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).